FIRST AMENDMENT
                                       TO
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                         THE PRUDENTIAL INSTITUTION FUND

     This First Amendment to the Agreement and Declaration of Trust (the "Declaration of Trust") of The Prudential Institutional Fund (the "Trust") is being executed as of July 7, 1992, for the purpose of making certain technical amendments to Article VI of the Declaration of Trust.

     NOW, THEREFORE, the undersigned does hereby direct that the Declaration of Trust be amended as follows:

     1. Section 1 of Article VI of the Declaration of Trust is hereby amended by deleting the words "the By-Laws or in" from the fourth line thereof.

     2. Section 2 of Article VI of the Declaration of Trust is hereby amended by deleting the words "any applicable provisions of the By-Laws and" from the tenth and eleventh lines thereof.

     3. Except as amended pursuant to the foregoing paragraphs, the Deciaration of Trust is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has duly executed this First Amendment to the Declaration of Trust as of the day and year first above written.

                                          /s/ Mark R. Fetting
                                          -----------------------------------
                                          Mark R. Fetting
                                          Trustee


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